February 2, 2007

Via Federal Express

Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065
Attention: Timothy J. Neher

Re: Wherify Wireless, Inc./Cornell Capital Dear Timothy:

Wherify Wireless, Inc. (the “Company”) has requested that Cornell Capital Partners, LP (“Cornell”) make certain accommodations in connection with the securities purchase agreement between the Company and Cornell entered into on March 10, 2006, the secured convertible debentures (the “Debentures”) and warrants (the “Warrants”) issued thereunder, and other related documents entered into in connection with that transaction (collectively, the “Transaction Documents”). In order to allow Laidlaw and Company (UK) Ltd. (“Laidlaw”) to attempt to raise additional financing for the Company, the Company has requested that Cornell confirm that it will agree to the amendments below, if Laidlaw is successful in raising net proceeds to the Company, in one or more closings and/or transactions, of at least $4.5 million within 120 days from the date of this letter (the “Laidlaw Financing”).

The Company and Cornell hereby agree to make the following amendments and modifications to the Transaction Documents, which shall only become effective upon the date (the “Effective Date”) the Company closes on the Laidlaw Financing:

1.  Consent.Cornell hereby agrees and consents as follows:

a.  From the date hereof until the earlier to occur of the Effective Date or 120 days from the date hereof, Cornell shall refrain from declaring the Debentures in default and forebear from acceleration of its right to repayment of the Debentures; and

b.  Upon the Effective Date, Cornell shall waive all known defaults of the Company that exist as of the Effective Date and agree not to accelerate the repayment of the Debentures, as amended below, at any time prior to the eight (8) month anniversary of the Effective Date..

2.  Amendments to the Debentures.On the Effective Date, Cornell and the Company shall amend the existing Debentures as follows, and issued amended Debentures to reflect such changes:

a.  The maturity date shall be extended to February 1, 2009.

b.  The interest rate shall be changed to 8% payable monthly in arrears beginning eight months after these amendments are made. When due, the interest may be paid in cash or capitalized and added to the principal amount of the Debenture, at the option of the Company.

c.  The Company shall make monthly amortization payments under the Debentures in the principal amount of $200,000 per month beginning eight months after these amendments are made. These liquidation payments shall be reduced by any amounts of the Debentures that Cornell has converted during the prior month.

d.  The conversion price shall be amended to a fixed conversion price of $0.25. The Laidlaw Financing shall be carved out of the anti-dilution and ratchet provisions, but, in the event that subsequent to the Effective Date there shall be a capital raising of equity or equity based financing with an effective price per share below $0.25 per share, the conversion price will be adjusted on a weighted average basis.

e.  Cornell shall not convert any portion of the Debenture into in excess of 800,000 shares of common stock in any month unless at any time during such month the stock price is greater than $0.35 per share based on a trailing 5 day VWAP calculation.

f.  The Company may make early redemptions of the amended Debentures at any time and without any additional penalty or premium provided that the Company provides Cornell with 10 days advance notice of any such redemptions, waives the conversion restriction set forth above, and, if requested by Cornell, raises the conversion cap from 4.99% to 9.99%. After receipt of any such redemption notices, Cornell shall continue to have the right to convert the Debentures during the notice period.

3.  Warrants.Cornell shall return to the Company for cancellation warrants to purchase 15,500,000 shares of common stock and retain the remaining warrants to purchase 7,000,000 shares of common stock. Cornell will agree to exercise the retained warrants on a cash basis so long as the shares underlying them are subject to an effective registration statement at the time of exercise and no event of default under the Debentures has occurred.

4.  Security.The Debentures, as amended, shall continue to be secured by the security granted in pursuant to the original Transaction Documents.

This agreement shall automatically terminate if the Effective Date has not occurred within 120 days from the date hereof, or such other time as mutually agreed in writing by the parties. Nothing contained herein shall be considered a wavier on the part of Cornell of any and all of its rights under the Transaction Documents. Prior to the Effective Date, albeit subject to the provisions of Section 1(a) hereof, all terms, conditions, and obligations contained in the Transaction Documents shall remain in full force and effect.

The Company agrees to publicly disclose the material terms of this letter and, subject to legal limitations relating thereto, the Laidlaw financing efforts within 4 days of signing.

Sincerely, CORNELL CAPITAL PARTNERS, LP By: Yorkville Advisors, LLC, General Partner By: __________________________________________ Name: Mark Angelo

Agreed and accepted this ____ day of February, 2007

WHERIFY WIRELESS, INC.

By: ___________________________________________
Name: Timothy J. Neher

Title: Chief Executive Officer